Exhibit 99.1

California Water Service Group Confirms Proposal to Acquire SJW Group for $68.25 Per Share in Cash

Proposal exceeds SJW’s all-time high closing price and represents 20% current premium

Combination would create a larger and stronger California-based utility, providing substantial benefits for customers, employees, and local communities

California Water’s proposal delivers superior value to SJW stockholders and other constituencies compared to proposed SJW/Connecticut Water Service all-stock merger

SAN JOSE, Calif. — April 26, 2018 — California Water Service Group (NYSE: CWT) today confirmed that it proposes to acquire SJW Group (NYSE: SJW) for $68.25 per share in an all-cash transaction valued at approximately $1.9 billion including assumption of debt.  California Water’s proposal, which exceeds SJW’s all-time high closing share price, represented a 30% premium to SJW’s share price at the time of California Water’s April 4, 2018 proposal, and represents a 20% premium to SJW’s closing stock price yesterday, was reiterated today in a letter to SJW’s Board of Directors (see below). California Water is confident of its ability to obtain timely regulatory approval and to finance the transaction.

Martin A. Kropelnicki, President and CEO of California Water, said: “We have repeatedly sought to discuss privately our superior proposal with SJW’s Board, but SJW has refused to engage and just informed us last night that the SJW Board rejected it on April 13, 2018.  Their lack of engagement has prevented their stockholders from learning about the substantial and immediate value we can deliver.  We are now making our proposal public so stockholders can evaluate it for themselves.  We are confident they will view it as clearly superior to the Connecticut Water transaction and to SJW’s standalone prospects.”

Strategic and financial benefits of a transaction include:

•                  Superior value to SJW’s pending all-stock merger with Connecticut Water.  California Water’s proposal would provide SJW stockholders with substantial and certain near-term value greater than SJW’s proposed all-stock merger with Connecticut Water given the current premium to SJW’s stock price.

•                  The creation of a larger and stronger California-based water utility.  SJW would be a superb strategic and operational fit that would enhance California Water’s position as the country’s third-largest regulated water utility, with a rate base of $1.9 billion.  The company would be better positioned to anticipate and meet the needs of the more than 3,000,000 people it would serve in California, Washington, New Mexico, Hawaii, and Texas, including approximately 1.4 million people in the greater Bay Area. It would also have greater ability to invest in employees and offer broader career opportunities, as well as actively support the communities served.

•                  Firm commitments to deliver significant value to California customers through this transaction, including sharing the benefits in ways partners without a local presence cannot.  The transaction is expected to result in meaningful cost savings, which will be shared with customers.  Working together, we are confident that customers would benefit from increased efficiencies and sharing of resources, our award-winning customer service programs, and leading-edge information technology systems.

•                  The ability to invest in critical infrastructure projects.  Combining the two companies would enable continued investment in key projects needed to ensure a reliable water supply that meets increasingly stringent water quality standards.  California Water is committed to maintaining both companies’ capital expenditure programs and would expect to increase investments post-transaction.

•                  Intimate familiarity with SJW and its operations.  Since California Water is headquartered in San Jose, as is SJW, California Water is intimately familiar with the community, its priorities, and its decision-makers.  We also have deep insight into many of the operational, water supply, water quality, and environmental sensitivities of SJW’s system.  This knowledge of SJW’s operations and adjoining service territories would also enable us to seamlessly integrate and efficiently operate the combined system.

Morgan Stanley is acting as financial advisor to California Water, and Gibson, Dunn & Crutcher LLP is acting as its legal advisor.

The text of the letter sent today to Robert A. Van Valer, SJW’s Lead Independent Director, follows:

April 26, 2018

Robert A. Van Valer

Lead Independent Director

SJW Group

110 West Taylor Street

San Jose, CA 95110

CC: Eric W. Thornburg, Chief Executive Officer and President; Daniel B. More, Board Member

Dear Mr. Van Valer:

We are writing to reiterate our $68.25 all cash proposal to acquire 100% of the outstanding shares of SJW Group (“SJW”).  As you know, we have had a long-standing interest in combining SJW with California Water Service Group (“Cal Water”), and have reached out to your Board of Directors numerous times over many years, most recently in letters dated September 18, 2017, April 4, 2018 and April 17, 2018.  We have expressed our strong desire to hold private discussions with SJW, and we remain deeply disappointed that you and your Board have not engaged.  At this point, you have left us with no choice but to make our proposal public, so your stockholders can evaluate it.  We are confident they will view our proposal as clearly superior to the Connecticut Water transaction and to your standalone prospects.

Our compelling all-cash offer of $68.25 exceeds SJW’s all-time high closing share price, represented a 30% premium to SJW’s share price at the time of our April 4, 2018 proposal, and provides your stockholders with a 20% current premium.  We are confident in our ability to finance this transaction and there would be no financing condition in our proposal.  We have previously provided a Highly Confident Letter from our financial advisor, Morgan Stanley, for the full amount of the transaction.  Further, based on consultation with our counsel, Gibson Dunn & Crutcher LLP, we are prepared to enter into a merger agreement on terms consistent with those of your merger agreement with Connecticut Water, adjusted to reflect the all-cash nature of our proposal.  Based on our strong track record of operating in California, we are confident in our ability to obtain regulatory approval of the transaction on a timely basis.

Unlike the Connecticut Water transaction, our proposed transaction offers substantial and certain value to SJW stockholders.  In the Connecticut Water transaction, your stockholders would have to wait for uncertain benefits that, by your own admission, would accrue over the long term, while bearing the substantial execution risks associated with operating in two separate businesses located 3,000 miles apart in different regulatory environments.  Why should your stockholders forego superior certain value based on your promises of long-term accretion that may never materialize?

The combination of SJW and Cal Water is supported by a compelling strategic rationale.  The acquisition would create a larger and stronger California-based water utility that would be better able to anticipate and meet the needs of the 3,000,000 people our companies serve in the Western U.S., including approximately 1.4 million people in the greater Bay Area.  Since both companies are headquartered in San Jose, CA, we are already intimately familiar with the community, its priorities, and its decision-makers.  We also have deep insight into many of the operational, water supply, water quality, and environmental sensitivities of SJW’s system.  Our familiarity with SJW’s operations and our adjoining service territories would enable us to seamlessly integrate and efficiently operate the combined system.  Furthermore, our enhanced economies of scale will enable us to continue to invest efficiently in infrastructure needed to ensure a reliable water supply that meets increasingly stringent water quality standards.

In addition, we firmly believe our proposal offers substantially greater benefits to customers, employees and the communities we collectively serve than the Connecticut Water transaction, and these benefits support our belief in our ability to achieve timely regulatory approval.

•                  Customer Benefits & Cost Savings: We are prepared to make firm commitments to deliver significant value to California customers, including sharing the benefits we receive in ways that partners without a strong local presence cannot.  We expect the transaction to result in meaningful cost savings which we can share with customers.  We believe our combined customer base will receive better service through increased operational efficiencies, additional resources, award-winning customer service, and leading-edge information technology systems.

•                  Commitment to Employees: Combining SJW and Cal Water would lead to greater opportunities for employees.  Operations and customer service personnel would benefit from more opportunities and resources to enhance their careers by working for a larger California-based water utility.  We share the same union and would honor all of SJW’s existing collective bargaining agreements.  We would not reduce the combined company’s union-represented front line operations or customer service personnel.  We do not anticipate any significant changes to employee compensation or benefits.

•                  Serving Our Local Communities: Cal Water actively supports our communities.  We have a proven track record of working successfully with the California PUC and community leaders.  In 2017, we donated to over 320 local community organizations.  SJW customers would benefit from our continued emphasis on improving the quality of life in our communities.

•                  Environmental Stewardship: Improving water quality and environmental stewardship are key pillars of Cal Water’s strategy.  Our industry-leading efforts, combined with increased size and scale, will enable us to bolster key programs such as conservation, affordability, sustainability, environmental protection, and assistance to neighboring disadvantaged communities that do not have access to safe and reliable water.

We are committed to pursuing this transaction.  We have sought for many years to work with you on a business combination on a friendly, constructive and private basis.  We have been consistently rebuffed and thus have no option but to make our compelling proposal public.  We are convinced that the substantial benefits of this transaction for stockholders and other constituencies merit an open-minded evaluation by the SJW Board of Directors who will now have the ability to consider feedback from stockholders and others.

We stand ready to engage, and have the resources internally and externally to move expeditiously toward completing confirmatory due diligence and finalizing definitive agreements.  We would appreciate your timely response.

Sincerely,

Martin A. Kropelnicki	Peter C. Nelson
Chief Executive Officer and President	Chairman of the Board
California Water Service Group	California Water Service Group

Additional Investor and Conference Call Information

Cal Water will discuss the proposal later today at its regularly scheduled first quarter 2018 earnings conference call at 8:00 a.m. PDT / 11:00 a.m. EDT.  The call may be accessed by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID# 4077849.  A replay of the call will be available from 2:00 p.m. ET on Thursday, April 26, 2018 through June 25, 2018, at 1-855-859-2056 or 1-404-537-3406, ID# 4077849.  The replay will also be available under the investor relations tab at www.calwatergroup.com. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal.

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in Cal Water’s proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. Cal Water assumes no obligation to provide public updates of forward-looking statements.

Investor Contact

Thomas Smegal

(408) 367-8200

Innisfree M&A Incorporated

Scott Winter

(212) 750-7271

Media Contact
Shannon Dean

(310) 257-1435

Sard Verbinnen & Co

Meghan Gavigan/David Isaacs

(415) 618-8750